Exhibit 99.1
FOR IMMEDIATE RELEASE
STERLING CONSTRUCTION COMPANY, INC. REPORTS RECORD
SECOND QUARTER OPERATING RESULTS
FULL-YEAR GUIDANCE INCREASED
HOUSTON, TX — August 10, 2006 — Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced record second quarter and first half operating results, and reported its highest-ever quarter-end contract backlog.
Continuing Operations (Construction) — Second Quarter ended June 30, 2006 Compared to 2005
•	Construction revenues rose 5% to $60.0 million, from $57.2 million;

•	Gross margins improved to 12.2% from 10.5%;

•	Pre-tax income increased by 48% to $4.8 million, from $3.3 million;

•	Net income from continuing operations increased 46% to $3.2 million, from $2.2 million;

•	Diluted earnings per share rose to $0.27, from $0.23 in the prior year, despite a 25% increase in the weighted average number of diluted shares outstanding, resulting from the Company’s January 2006 public offering.
Continuing Operations (Construction) — First Half 2006 Compared to 2005
•	Construction revenues rose 21% to $116.5 million, from $96.6 million;

•	Gross margins improved to 12.0% from 9.7%;

•	Pre-tax income increased by 125% to $9.4 million, from $4.2 million;

•	Net income from continuing operations increased 124% to $6.2 million, from $2.8 million;

•	Diluted earnings per share rose to $0.53, from $0.29 in the prior year, despite the increase in the weighted average number of diluted shares outstanding.
Consolidated Results — Second Quarter 2006 Compared to 2005
Consolidated net income was $3.4 million ($0.29 per diluted share), compared with $2.4 million ($0.26 per diluted share) in the second quarter of 2005. The consolidated results include net income from discontinued operations of $0.2 million in each period, reflecting the results of the Company’s distribution business, Steel City Products LLC, which is held for sale.
Consolidated Results — First Half 2006 Compared to 2005 Consolidated net income was $6.6 million ($0.56 per diluted share), compared with $3.2 million ($0.35 per diluted share) in the first half of 2005. Net income from discontinued operations was $0.4 million compared with $0.5 million last year. Commenting on Construction results, Joe Harper, Sterling’s President and Chief Operating Officer, said, “The 48% increase in pre-tax income was achieved on a 5% increase in revenues, principally as a result of improved gross margins. This was all the more gratifying in light of wet weather in May and June of this year, compared with a relatively dry quarter last year, and delays we encountered, outside our control, on the start times for certain projects, which adversely affected this year’s results. The efficiencies and cost savings that come with vertical integration, flexible crew deployment, and our larger fleet of construction equipment have complemented the improving margin levels in our backlog, and enabled us to significantly surpass last year’s Construction profits. We also earned approximately $440,000 in incentive awards this year compared to none in last year’s second quarter.”
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Sterling Construction News Release August 10, 2006	Page 2
In addition, Mr. Harper said, although the results reflect a full income tax charge, the Company’s tax loss carryforwards continue to shelter most income from federal taxes.
Management Raises 2006 Guidance
Pat Manning, Sterling’s Chairman and CEO, said, “The Company’s backlog of construction contracts at June 30 reached a record quarter-end level of $373 million, an increase of 8% over the level at the start of the quarter, in spite of the increased rate at which backlog was converted to revenues, and this was 21% higher than at the start of the year. During the first half we won about $172 million of new contracts.” In addition, as announced on August 9th, the Company was apparent low bidder on a TX-DOT contract with a value of $90.1 million, construction of which is expected to commence in January 2007.
Because of the very strong performance in the first half of the year, which included a 124% improvement in net income from continuing operations, and with good expectations for the remainder of the year, Mr. Manning said that the Company is increasing the range for its full-year 2006 guidance, forecasting:
•	Construction revenues of between $245 and $260 million;

•	Income from continuing operations of between $16.0 and $19.0 million;

•	Net income from continuing operations in the $10.5 to $12.5 million range, and

•	Diluted earnings per share in the range of $0.87 to $1.04, based on a full-year weighted average number of diluted shares outstanding of approximately 12.0 million.
These figures do not assume the earning of any incentive awards in the second half of 2006, and are subject to unforeseen circumstances, especially the impact of adverse weather conditions, and delays in projects due to factors outside the Company’s control.
Chief Financial Officer, Maarten Hemsley, confirmed that management continues to actively pursue acquisition opportunities, and said that the Company is also developing strategic alliances with major contractors to take advantage of opportunities for new toll road and light rail projects in Texas.
Mr. Hemsley also noted that, at the end of the second quarter, stockholders’ equity was $83.4 million compared with $48.6 million at December 31, 2005. The Company’s public offering, completed in January 2006, raised approximately $27.5 million, net of expenses, of which $8.5 million was used to prepay 12% debt, and $4.1 million has been utilized to date for capital expenditure projects to expand the Company’s construction capabilities, including the purchase of the assets of RDI in January 2006. This is in addition to $11.7 million spent in the first half for replacement equipment and for organic growth requirements.
To protect the Company’s tax loss carryforwards, which represent a significant corporate asset, stockholders and prospective stockholders are reminded that the Company has in place charter restrictions on the accumulation of shareholdings exceeding 4.5% because such an accumulation could, under current tax laws, adversely affect the utilization of tax loss carryforwards.
Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure in large and growing markets in Texas. Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.
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Sterling Construction News Release August 10, 2006	Page 3
This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, (including the risk that an apparent low bid may not result in a confirmed contract if, on further analysis, the owner determines that the Company was not actually the low bidder or if the owner decides not to proceed with the contract), overall economic and market conditions, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise.
Conference Call
Sterling’s management will hold a conference call to discuss second quarter results and recent corporate developments, at 11:00 am EDT/ 10:00 am CDT on August 10th. Participating in the call will be President and COO, Joe Harper, Chairman and CEO, Pat Manning, and CFO, Maarten Hemsley. Interested parties may participate in the call by dialing 706-679-0858 ten minutes before the conference is scheduled to begin, and asking for the Sterling Construction call.
To listen to a simultaneous webcast of the call, please go to the Company’s website at www.sterlingconstructionco.com at least 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days. We suggest listeners use Microsoft Explorer as their web browser.

Contact:
Sterling Construction Company, Inc.	Investor Relations Counsel
Maarten Hemsley, 781-934-2219	The Equity Group Inc.
or	Linda Latman, 212-836-9609
Joseph Harper, 281-821-9091	Lena Cati, 212-836-9611
www.sterlingconstructionco.com	www.theequitygroup.com
(See Accompanying Tables)

Sterling Construction News Release August 10, 2006	Page 4
STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollar amounts in thousands, except share and per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005

Revenues	$60,010	$57,228	$116,490	$96,641
Cost of revenues	52,700	51,223	102,494	87,278

Gross profit	7,310	6,005	13,996	9,363
General and administrative expenses, net	2,842	2,382	5,151	4,361
Net interest income (expense)	364	(357)	550	(832)

Income from continuing operations before income taxes	4,832	3,266	9,395	4,170
Income taxes	1,676	1,110	3,218	1,418

Net income from continuing operations	3,156	2,156	6,177	2,752

Income from discontinued operations, net of income taxes of $144, $136, $245 and $230, respectively	208	245	379	476

Net income	$3,364	$2,401	$6,556	$3,228

Basic net income per share:
Net income from continuing operations	$0.30	$0.28	$0.60	$0.37
Net income from discontinued operations	$0.02	$0.03	$0.04	$0.06

Net income per share	$0.32	$0.31	$0.64	$0.43

Weighted average number of shares outstanding used in computing basic per share amounts	10,576,649	7,720,053	10,302,716	7,556,658

Diluted net income per share:
Net income from continuing operations	$0.27	$0.23	$0.53	$0.29
Net income from discontinued operations	$0.02	$0.03	$0.03	$0.06

Net income per share	$0.29	$0.26	$0.56	$0.35

Weighted average number of shares outstanding used in computing basic per share amounts	11,799,809	9,413,612	11,579,436	9,348,549

Sterling Construction News Release August 10, 2006	Page 5
STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands, except share and per share data)
(Unaudited)

	June 30,	December
	2006	31,
		2005
ASSETS
Current assets:
Cash and cash equivalents	$15,945	$22,267
Short-term investments, available for sale	20,538	—
Contracts receivable	44,397	34,912
Costs and estimated earnings in excess of billings on uncompleted contracts	3,065	2,199
Deferred tax asset	5,240	4,224
Assets of discontinued operations held for sale	9,366	8,969
Other	1,412	1,056

Total current assets	99,963	73,627
Property and equipment, net	38,919	27,271
Goodwill	12,735	12,735
Deferred tax asset, net	4	4,288
Other assets	458	534

	13,197	17,557

Total assets	$152,079	$118,455

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,351	$20,416
Billings in excess of costs and estimated earnings on uncompleted contracts	11,954	13,635
Short-term debt, related parties	—	8,449
Current maturities of long term obligations	123	123
Liabilities of discontinued operations held for sale	8,451	8,385
Other accrued expenses	5,122	4,265

Total current liabilities	44, 001	55,273
Long-term obligations:
Long-term debt	24,000	13,788
Other long-term obligations	716	782

	24,716	14,570
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share; authorized 1,000,000 shares, none issued	—	—
Common stock, par value $0.01 per share; authorized 14,000,000 shares, 10,752,071 and 8,165,123 shares issued	108	82
Additional paid-in capital	110,990	82,822
Accumulated deficit	(27,736)	(34,292)

Total stockholders’ equity	83,362	48,612

Total liabilities and stockholders’ equity	$152,079	$118,455